Exhibit 99.1

Contact: Darren Daugherty Director, Investor Relations (281) 492-5370

Diamond Offshore Names Kelly Youngblood as Senior Vice President and CFO

HOUSTON, May 2, 2016 — Diamond Offshore Drilling, Inc. (NYSE: DO) today announced that it has appointed Kelly Youngblood as Senior Vice President and Chief Financial Officer, to be effective May 3, 2016. Mr. Youngblood succeeds Gary T. Krenek, who is retiring after 33 years of service to the Company and its predecessors.

Prior to joining the Company, Mr. Youngblood held a variety of managerial positions with Halliburton Company, one of the world’s largest providers of products and services to the energy industry. Most recently, he served as Vice President, Investor Relations. Mr. Youngblood joined Halliburton in 1988 as a Staff Accountant and served in numerous financial management positions for Halliburton and its subsidiaries, including Senior Director, Finance - Western Hemisphere and Director, External Reporting and Accounting Research.

“We are very pleased to have someone with Kelly’s industry knowledge, finance and accounting expertise and existing relationships throughout the investment community assume the role of Chief Financial Officer,” remarked Marc Edwards, President and Chief Executive Officer.

Mr. Edwards added, “Gary has made significant contributions to Diamond Offshore over his long career, which includes 18 years as Chief Financial Officer. As the longest serving CFO in the offshore drilling industry, he will be missed, and we wish him well in his retirement.”

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe. Additional information and access to the Company’s SEC filings are available at www.diamondoffshore.com. Diamond Offshore is owned 53% by Loews Corporation (NYSE: L).

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